Squire, Sanders & Dempsey L.L.P.
                             Two Renaissance Square
                       40 North Central Avenue, Suite 2700
                             Phoenix, Arizona 85004
                            Telephone: (602) 528-4000
                            Facsimile: (602) 253-8129

                                  June 14, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         This firm is counsel for Wavetech International, Inc., a Nevada corporation (the "Company"). As such, we are familiar with the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company, as well as resolutions adopted by its Board of Directors authorizing the issuance and sale of 1,159,393 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), including 956,022 shares of Common Stock issuable upon conversion of 1,000 outstanding shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") and 203,371 shares of Common Stock issuable upon exercise of outstanding Warrants (the "Warrants"), which are the subject of a Registration Statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1993 Act").

         We also have examined all instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness and authority of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         Based on such examination, we are of the opinion that, upon conversion of the Series A Preferred Stock, the 1,159,393 shares of Common Stock, when issued in compliance with the Certificate of Designations, Rights, Preferences and Limitations of the Series B Preferred Stock, will be validly issued, fully paid and nonassessable, and that upon receipt by the Company of the consideration provided for upon exercise of the Warrants, the 203,371 shares of Common Stock, when issued in compliance with the Warrants, will be validly issued, fully paid and nonassessable.

         We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Common Stock for offer and sale in such states.

                                        Respectfully Submitted,

                                        /s/ Squire, Sanders & Dempsey L.L.P.

                                        SQUIRE, SANDERS & DEMPSEY L.L.P.